Exhibit 99.1

IEH CORPORATION FILED FORM 10-K FOR FISCAL YEAR ENDED MARCH 31, 2026

Brooklyn, NY., June 12, 2026 - IEH Corporation (OTCQX: IEHC) today filed with the Securities and Exchange Commission (SEC) its Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

Highlights include:

-	2.2% Increase in Revenue as compared to Fiscal Year 2025, for 3rd-highest year on record
-	$1.625M loss in Operating Income, primarily due to increased cost of gold and tariff charges
-	Cash remains stable for past 12 months
-	All-time high in backlog, primarily due to orders in support of missile defense programs
-	SEC dismissal of its administrative proceeding against IEH, and subsequent uplisting in OTC marketplace to OTCQX

For the Fiscal Year ended March 31, 2026, IEH had revenues of $29,417,600 as compared to $28,783,861 for the Fiscal Year ended March 31, 2025, reflecting a 2.2% increase; an operating loss of $1,625,634 for Fiscal Year 2026 as compared to operating income of $574,862 for Fiscal Year 2025; a net income loss of $1,333,285 as compared to net income of $999,038 for Fiscal Year 2025; and a basic loss per share of $.53 as compared to a basic earnings per share of $.42 for Fiscal Year 2025.

Dave Offerman, President and CEO of IEH Corporation commented, “While our Fiscal Year 2026 had its share of challenges, especially as it relates to our margins, we’ve experienced several positive developments which position us well for long-term growth.

The steep, multi-year price increase in gold - one of our largest material costs – has exerted downward pressure on our margins. Tariffs added to this, since we’ve traditionally relied on overseas suppliers for much of our inputs. We have taken steps to mitigate these costs going forward: aggressively raising prices, investing in equipment to enable greater vertical integration, and diversifying our gold supply. With gold stabilizing in recent months and legal rulings largely nullifying tariffs, we expect these pressures to abate this coming year.

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A more positive development is the extraordinary increase in our backlog, due to the surging demand for missile defense programs, along with other military equipment and systems which utilize our Hyperboloid products. Structural changes in defense program procurement, and long-term commitments from our government to the prime defense contractors we serve, have flowed down to IEH and led to a tripling of our backlog in the past year, and a doubling in just the last five months. Our commercial aerospace revenue is also trending upwards, as Boeing is increasing production on the 737Max, a large platform for our parts, and Airbus is similarly scaling up to meet high demand. We are also well-positioned to capitalize from the rapid growth in commercial space launch activities and have continued our efforts to increase our market share in medical devices, through both organic and inorganic means.

With the SEC’s dismissal of their administrative proceeding against IEH earlier this year, we were subsequently reinstated on the OTCQX platform. This has enabled greater trading volume and visibility, and our shares have more than doubled in value since the beginning of the calendar year. Efforts to increase investor awareness of our company and story continue, which should lead to further gains, especially as our fundamental results improve.

On behalf of the management team and staff of IEH, we again wish to express our sincere gratitude for the support of our valued shareholders.”

About IEH Corporation

For over 85 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The Company markets primarily to companies in defense, aerospace, medical, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The Company was founded in 1941 and is headquartered in Brooklyn, New York.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release, and in related comments by the Company’s management, include “forward-looking statements.” All statements, other than statements of historical facts, including, without limitation, statements or expectations regarding our financial condition, statements or expectations regarding our revenues, cash and backlog, expectations regarding future cash requirements, revenue and revenue recovery, including for fiscal year 2027 and beyond, projected timelines for making our SEC filings or successfully preventing our registration from suspension or

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revocation and expectations regarding our efforts and ability to resolve our inventory accounting issues are forward-looking statements. These statements often include words such as “believe,” “expect,” “estimate,” “plan,” “will,” “may,” “would,” “should,” “could,” or similar expressions, although not all forward-looking statements contain such identifying words. These statements are based on certain assumptions that the Company has made on its current expectations and projections about future events. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and you should not place undue reliance on any forward-looking statements. The Company’s actual performance or results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, as they will depend on many factors about which we are unsure, including many factors beyond our control. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of our past due periodic reports, including changes in the proceedings related to the SEC’s Order Instituting Administrative Proceedings and Notice of Hearing pursuant to Section 12(j) of the Securities and Exchange Act of 1934, as amended; our ability to remediate our inventory accounting issue; our ability to reduce costs or increase revenue; changes in the macroeconomic environment or in the finances of our customers; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates; our ability to attract and retain key employees and key resources; and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on June 12, 2026, and in subsequent reports filed with or furnished to the SEC. Additional information concerning these and other factors can be found in our filings with the SEC. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully review and consider the various disclosures we make in our filings with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

Contact:

Dave Offerman

IEH Corporation

dave@iehcorp.com

718-492-4448

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